Exhibit 8.2

Wilson Sonsini Goodrich & Rosati Professional Corporation 650 Page Mill Road Palo Alto, California 94304-1050 O: 650.493.9300 F: 650.493.6811

[•], 2022

Zymeworks Delaware Inc.

108 Patriot Drive, Suite A

Middletown, Delaware 19709

Ladies and Gentlemen:

We have acted as counsel to Zymeworks Delaware Inc., a Delaware corporation (the “Parent”), in connection with the transactions contemplated by (i) the Transaction Agreement, dated as of [•], 2022 (the “Agreement”), entered into by and among Zymeworks Inc., a British Columbia company (“Company”), Zymeworks CallCo ULC, a British Columbia unlimited liability company and a direct, wholly-owned subsidiary of Parent (“Callco”), Zymeworks ExchangeCo Ltd, a British Columbia corporation and a direct-wholly owned subsidiary of Callco (“ExchangeCo”), and the Company, and (ii) the Plan of Arrangement Under Section 288 of the Business Corporations Act (British Columbia) concerning the Company as filed with the Supreme Court of British Columbia (the “Plan of Arrangement”). Pursuant to the Agreement and the Plan of Arrangement, among other transactions, Parent will issue to Company Shareholders, at their election and subject to applicable eligibility criteria, for each Company Common Share, either (a) one share of Parent common stock, par value $0.00001 per share (the “Delaware Common Stock”) or (b) one exchangeable share (the “Exchangeable Share”) in the capital of ExchangeCo, subject to a cap on the aggregate number of Exchangeable Shares that is equal to 18% of (1) the number of Company Common Shares issued and outstanding, less (2) the number of Company Common Shares held by any Company Shareholders who exercise their dissent rights as described in the Plan of Arrangement (the “Exchangeable Share Cap”) (such transactions, together, the “Share Exchange”). At your request, and in connection with the filing of the Registration Statement (File No. 333-[•]) of the Parent on Form S-4 filed on [•], 2022 with the Securities and Exchange Commission (the “Registration Statement”), we are rendering our opinion concerning certain U.S. federal income tax matters. Capitalized terms used but not defined herein shall have the meanings ascribed to them in the Agreement.

In providing our opinion, we have examined the Agreement, the Registration Statement, and the other documents described therein and such other documents as we have deemed necessary or appropriate for purposes of our opinion. In addition, we have assumed that (i) the Share Exchange will be consummated in accordance with the provisions of the Agreement and as described in the Registration Statement (and no transaction or condition described therein and affecting this opinion will be waived by any party), (ii) the statements concerning the Share Exchange and the parties thereto set forth in the Agreement and in the Registration Statement are true, complete and correct, (iii) the statements and representations made by Parent and the Company in their respective officer’s certificates dated as of the date hereof and delivered to us for purposes of this opinion (the “Officer’s Certificates”) are true, complete and correct as of the date hereof and will remain true, complete and correct at all times up to and including the effective time of the Share Exchange, (iv) any such statements and representations made in the Officer’s Certificates “to the knowledge of” any person or similarly qualified are and will be true, complete and correct without such qualification, and (v) Parent, Callco, ExchangeCo, the Company and their respective subsidiaries will treat the Share Exchange for U.S. federal income tax purposes in a manner consistent with the opinion set forth below. If any of the above described assumptions is untrue for any reason or if the Share Exchange is consummated in a manner that is different from the manner described in the Agreement and the Registration Statement, our opinion as expressed below may be adversely affected.

Zymeworks Inc.

[•], 2022

Based upon the foregoing and subject to the assumptions, exceptions, limitations and qualifications set forth herein and in the Registration Statement, we are of the opinion that the statements in the Registration Statement under the heading “Material U.S. Federal Income Tax Considerations,” insofar as they relate to statements of U.S. federal income tax law and legal conclusions, are accurate in all material respects.

We express no opinion on the Company’s status as a “passive foreign investment company” within the meaning of Section 1297 of the Internal Revenue Code of 1986, as amended, and on any issue relating to the tax consequences of the transactions contemplated by the Agreement or the Registration Statement other than the opinion set forth above, and our opinion does not address tax consequences to any Company Shareholders acquiring Exchangeable Shares or Special Voting Stock as a result of the Share Exchange, as well as any holders of Company Warrants and Company Incentive Awards. Our opinion is based on current provisions of the Code, Treasury Regulations promulgated thereunder, published pronouncements of the Internal Revenue Service and case law, any of which may be changed at any time with retroactive effect. Any change in applicable laws or the facts and circumstances surrounding the transaction, or any inaccuracy in the statements, facts, assumptions or representations upon which we have relied, may affect the continuing validity of our opinion as set forth herein. We assume no responsibility to inform the Company of any such change or inaccuracy that may occur or come to our attention.

We are furnishing this opinion in connection with the filing of the Registration Statement, and this opinion is not to be relied upon for any other purpose without our prior written consent. We hereby consent to the filing of this opinion with the Securities and Exchange Commission as an exhibit to the Registration Statement, and to the references therein to us. In giving such consent, we do not thereby admit that we are in the category of persons whose consent is required under Section 7 of the Securities Act of 1933, as amended.

Very truly yours,

[•]

WILSON SONSINI GOODRICH & ROSATI
Professional Corporation